Exhibit 8.1

VINSON & ELKINS L.L.P.
ATTORNEYS AT LAW	2300 FIRST CITY TOWER 1001 FANNIN STREET HOUSTON, TEXAS 77002-6760 TELEPHONE (713) 758-2222 FAX (713) 758-2346 www.velaw.com

November 30, 2004

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Ladies and Gentlemen:

We have acted as counsel to Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the registration statement on Form S-4, dated November 30, 2004 (the “Registration Statement”).

We hereby confirm that, subject to the assumptions and qualifications contained therein, the opinions attributed to us in the discussion under the heading “Material United States Federal Income Tax Consequences” in the Registration Statement constitute our opinions with respect to the matters set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.